Exhibit 10.2
Employment Agreement
This EMPLOYMENT AGREEMENT (the “Agreement”) by and between Life360, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and Russell Burke (“Executive”) (the Company and Executive is sometimes collectively referred to herein as the “Parties” and individually as a “Party”) sets forth the terms and conditions that shall govern Executive’s employment with the Company.
1.Defined Terms. Capitalized terms not otherwise defined shall have the meanings set forth in Exhibit A.
2.Term. Executive will commence full-time employment with the Company effective as of May 11, 2020 or such earlier date as agreed upon between the Executive and the Company (the actual date Executive commences employment, the “Effective Date”). This is an “At Will” employment agreement. Nothing in the Company’s policies, actions, or this document shall be construed to alter the “At Will” nature of Executive’s status with Company, and Executive understands that Employer may terminate his employment at any time for any reason or for no reason, provided it is not terminated in violation of state or federal law. Similarly, the Executive may terminate his employment at any time and for any or for no reason. The term of this Agreement (the “Term”) begins on the Effective Date and ends on either (i) the date Executive voluntarily terminates his employment or (ii) the date the Company terminates Executive’s employment.
3.Position and Duties.
(a)Position. During the Term, Executive shall serve as the Company’s Chief Financial Officer. Executive shall report directly to the Company’s Chief Executive Officer (the “CEO”). In such capacity, Executive shall have the duties, functions, responsibilities, and authority customarily appertaining to that position and shall have such other duties, functions, responsibilities, and authority consistent with such position as are from time to time delegated to him by the CEO.
(b)Duties. Executive shall have supervision, control over, and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the CEO, provided that such supervision, control over, responsibilities and duties are consistent with Executive’s position or other positions that he may hold from time to time. Executive shall devote substantially all of his business time and attention to the performance of Executive’s duties hereunder and to the Company’s affairs provided, that nothing herein shall preclude Executive from (i) serving on the board of directors of four (4) for-profit or non-profit companies that do not compete with the Company in the judgment of the CEO; (ii) serving on civic or charitable boards or committees; and/or (iii) managing personal investments, so long as all such activities described in clauses (i) through (iii) above do not unreasonably interfere with Executive’s performance of his duties to the Company as provided in this Agreement and, in the case of the activities described in clauses (i) and (ii), are disclosed to the CEO.

(c)Principal Place of Employment. Executive’s initial principal place of employment during the Term shall be 539 Bryant, Suite 402, San Francisco, CA 94107, or as shall be designated by the CEO, subject to the terms and conditions of this Agreement. The Parties acknowledge that Executive may be required to travel in connection with the performance of his duties hereunder.
(d)Corporate Policies. During the Term, Executive shall be subject to all of the Company’s corporate governance, ethics, and executive compensation and other policies as in effect from time to time.
(e)Compensation, Benefits, Other Items Applicable to Executive. During the Term, Executive shall be entitled to the compensation and benefits described in Sections 4, 5 and 6 of this Agreement, in addition to any other compensation agreed to between Executive and the Company.
4.Compensation.
(a)Base Salary. During the Term, Executive shall receive an annual base salary (the “Base Salary”) of three hundred thousand dollars ($300,000), payable in regular installments in accordance with the Company’s usual payroll practices. Executive’s Base Salary is subject to annual review and may, in the Company Board of Director’s (the “Board”) discretion, be increased or decreased. As so adjusted, the term “Base Salary” shall refer to the adjusted amount.
(b)Performance Bonus. During the Term, Executive shall also be eligible to earn a performance bonus (the “Annual Performance Bonus”) of up to $100,000 at target performance (the “Target Bonus Amount”) each year during the Term based (i) 50% upon certain individual qualitative performance and (ii) 50% upon certain quantitative Company performance goals, in each case, to be determined in the Company’s and/or the Board’s discretion (the “Performance Bonus”). For superior performance, the Annual Bonus may payout above the Target Bonus Amount, up to a maximum of 200% of the Target Bonus Amount. The Board will determine whether Executive have earned such Annual Performance Bonus in its sole and absolute discretion, which determination will be final and binding. The Annual Performance Bonus will be paid, if at all, following the Company’s completion of its semi-annual review process but no later than August 31 and February 28 of each year, provided Executive will not be eligible to earn any such bonus unless Executive is employed by the Company on the date when such bonus is paid.
5.Equity Awards
(a)Initial Stock Option. Company management will recommend to the Board that Executive be granted an incentive stock option entitling Executive to purchase a number of shares of the Company’s common stock equivalent to 0.5% of the Company’s fully diluted share count based on the treasury stock method as of the Effective Date (the “Initial Option”). The Initial Option shall vest and become exercisable pursuant to a 48 month vesting schedule which will provide that 1/4th of the shares subject to the Initial Option shall become vested and exercisable after twelve (12) months of continuous service with the Company, and 1/48th of the shares subject to the Initial Option shall vest and become exercisable as and when Executive completes each month of continuous service with the Company thereafter.
(b)Second Stock Option. In addition to the Initial Option, the Company management will recommend to the Board that Executive be granted a second incentive stock option entitling Executive to purchase an additional number of shares of the Company’s common stock equivalent to 0.5% of the Company’s fully diluted share count based on the treasury stock method as of the Effective Date (the “Second Option”). The Second Option shall vest and become exercisable pursuant to a 48 month vesting schedule which will provide that 1/4th of the shares subject to the Second Option shall become vested and exercisable after twelve (12) months of continuous service with the Company following the grant date of the Second Option, and 1/48th of the shares subject to the Second Option shall vest and become exercisable as and when Executive completes each month of continuous service with the Company thereafter; provided, however, that no portion of the Second Option shall vest and the entire Second Option shall be forfeited in its entirety for no consideration unless, within the twelve (12) month period following the Effective Date (the “Measurement Period”), the weighted average trading price (as reported on the Australian Stock Exchange) of a CHESS Depositary Interest (CDI) with respect to the Company over any thirty (30) consecutive calendar days during the Measurement Period equals or exceeds A$4.79 (the offering price of a CDI on the date of the Company’s Initial Public Offering in Australian dollars).
(c)General Terms.
(i)Options. The exercise price per share of the Initial Option and the Second Option (collectively, the “Options”) will be equal to the fair market value per share of the Company’s common stock on the date the Options are granted, as determined by the Board in good faith. The Options will be subject to the terms and conditions applicable to stock options granted under the Company’s Amended and Restated 2011 Stock Plan (the “Plan”) as described in that Plan and the applicable stock option agreement, which Executive will be required to accept.
(ii)Change of Control. Notwithstanding anything stated herein, subject to the ASX listing rules, if a Change of Control (as defined in the Plan) occurs and following such Change of Control, Executive’s job or compensation would materially and adversely change relative to the job or compensation, as applicable, in effect prior to such Change of Control (but not in the event of Executive’s termination or other circumstances), then effective as such Change of Control, the vesting of all Options held by Executive shall accelerate such that 50% of the shares subject to all of the Options (as applied on an Option-by-Option basis) that are unvested as of such termination will become vested (not to exceed 100% of the shares subject to all of the Options granted to Executive); provided, however, if the successor to the Company or any affiliate of such successor does not agree to assume, substitute or otherwise continue any awards of Options at the time of a Change of Control (and if offered new or continued employment with such acquirer or successor, Executive does not voluntarily resign without Good Reason), then 100% of the then unvested shares subject to the awards of Options that are not assumed or substituted for, as applicable, shall fully vest and, if applicable, become exercisable immediately prior to, and contingent upon, the consummation of such Change of Control.
(iii)Regulatory Requirements. If the grant of the Second Option would violate any regulatory provisions, including, without limitation, any regulations with respect to the Australian Securities Exchange, then Executive and the Company shall, in good faith, consider alternative arrangements designed to provide similar economic value to the Executive.
6.Employee and Fringe Benefits; Expense Reimbursements.
(a)Employee Benefits. During the Term, Executive and his eligible dependents (if any) shall be able to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than the basis on which such benefits and perquisites are provided by the Company from time to time to other similarly situated senior executive employees, including the $200 monthly quality of life benefit allowance and the up to $500 monthly gym membership/home gym equipment purchase reimbursement (less applicable withholdings), subject in each case to the terms and conditions of the plan or program in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan or program. Notwithstanding the foregoing or any other statement to the contrary, the Company reserves the right to modify or terminate benefits from time to time as it deems necessary or appropriate.
(b)Paid Time Off. Executive shall be entitled to paid vacation each year in accordance with the Company’s then-current vacation policy for other similarly situated senior executive employees. The rules relating to other absences from regular duties for holidays, sick or disability leave, leave of absence without pay, or for other reasons, shall be the same as those provided to the Company’s other similarly situated senior executive employees.
(c)Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and accounted for by Executive (in accordance with the policies and procedures established from time to time by the Company for Executive or as otherwise provided for in the Company’s approved travel budget) in performing services hereunder. Any reimbursement that Executive is entitled to receive shall (i) be paid as soon as practicable and in any event no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (ii) not be affected by any other expenses that are eligible for reimbursement in any tax year and (ii) not be subject to liquidation or exchange for another benefit.
7.Termination of Employment. Except for the provisions intended to survive for other periods of time as specified in Section 15(m) below, this Agreement and Executive’s employment shall terminate (i) at any time upon mutual written agreement of the Parties; (ii) by the Company, immediately and without prior notice, for Cause as provided in Section 7(a); (iii) immediately upon Executive’s death or Disability as provided in Section 7(b); or (iv) by the Company for any reason other than Cause with advance written notice of at least six (6) months’ of any such termination; or (v) by Executive for any reason other than due to Executive’s death or Disability with advance written notice as provided in Section 7(a). The date on which Executive’s employment ends under this Section 7 shall be referred to herein as his “Termination Date.”
(a)Termination for Cause; Voluntary Termination. At any time during the Term, (i) the Company may immediately terminate Executive’s employment for Cause, and (ii) Executive may terminate his employment “voluntarily” (that is, other than by death or Disability); provided, that Executive will be required to give the Board at least six (6) months’ advance written notice of any such termination; provided, however, that the Board may waive all or any part of the foregoing notice requirement in its sole discretion, in which case Executive’s voluntary termination will be effective upon the date specified by the Board. Upon the termination of Executive’s employment by the Company for Cause or by Executive’s voluntary termination, Executive shall receive the Accrued Obligations. All other benefits, if any, due to Executive following Executive’s termination of employment pursuant to this Section 7(a) shall be determined in accordance with the plans, policies and practices of the Company as then in effect, including but not necessarily limited to the Executive Incentive Plan. Executive shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date. Notwithstanding anything in this Section 7 to the contrary, in the event Executive is terminated for Cause, the Company will provide notice to the Executive outlining the reason(s) underlying the termination within one business day of such termination; for the avoidance of doubt, the foregoing notice provision is not a condition precedent to a termination for Cause.
(b)Termination Due to Death or Disability.
(i)Death. Executive’s employment with the Company shall terminate upon Executive’s death. Upon the termination of the Term and Executive’s employment as a result of this Section 7(b)(i), Executive’s estate shall receive the Accrued Obligations within fifteen (15) days following the Termination Date. All payments or benefits, if any, due to Executive’s estate following Executive’s termination due to death shall be determined in accordance with the plans, policies and practices of the Company as then in effect. Executive’s estate shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date.
(ii)Disability. The Company may terminate Executive’s employment if he becomes unable to perform the essential functions of his position as a result of his Disability. Upon any termination of the Term and Executive’s employment pursuant to this Section 7(b)(ii), Executive shall receive the Accrued Obligations. All other benefits, if any, due to Executive following Executive’s termination of employment pursuant to this Section 7(b)(ii) shall be determined in accordance with the plans, policies and practices of the Company as then in effect. Executive shall not earn or accrue any additional or other benefits under this Agreement following the Termination Date.
(c)Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written notice of termination to the other party in accordance with this Section 7. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall, to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
8.Code Section 409A. For purposes of Internal Revenue Code Section 409A and regulations and guidance promulgated thereunder (collectively, “Section 409A”), each payment hereunder is hereby designated as a separate payment. The Parties intend that all payments and benefits made or to be made under this letter agreement comply with, or are exempt from, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt. Specifically, any severance benefits made in connection with Executive’s Involuntary Separation under this letter agreement and provided on or before the 15th day of the 3rd month following the end of Executive’s first tax year in which Executive’s Involuntary Separation occurs or, if later, the 15th day of the 3rd month following the end of the Company’s first tax year in which Executive’s Involuntary Separation occurs, shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(4) and any other severance benefits provided in connection with Executive’s Involuntary Separation under this letter agreement shall be exempt from Section 409A to the maximum extent permitted pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) (to the extent it is exempt pursuant to such section it will in any event be paid no later than the last day of Executive’s 2nd taxable year following the taxable year in which Executive’s Involuntary Separation occurs). Notwithstanding the foregoing, if any of the benefits provided in connection with Executive’s Involuntary Separation do not qualify for any reason to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9)(iii), or any other applicable exemption and Executive is, at the time of Executive’s Involuntary Separation, a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) (i.e., Executive is a “key employee” of a publicly traded company), each such benefit will not be provided until the first regularly scheduled payroll date of the 7th month after Executive’s Involuntary Separation and, on such date (or, if earlier, the date of Executive’s death), Executive will receive all benefits that would have been provided during such period.
9.Non-Disparagement.
(a)To the maximum extent permitted by applicable law, Executive agrees that he will not make or cause to be made any oral or written statements that are derogatory, defamatory, or disparaging concerning the Company, its policies or programs, or its past or present officers, directors, employees, agents, or business associates, including but not limited to its past or present suppliers or vendors, or take any actions that are harmful to the business affairs of the Company or its employees. This provision is a material and substantial term of this Agreement.
(b)Company agrees that it will not publish any official statement of the Company that is derogatory, defamatory, or disparaging concerning Executive, and will instruct the members of the Board and the Company’s executives to refrain from making any derogatory, defamatory, or disparaging public statements concerning Executive.
10.Severability. If any provision, subsection, or sentence of this Agreement shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision, subsection, or sentence had not been contained herein.
11.Confidential Information and Invention Assignment Agreement. Like all Company employees, Executive will be required, as a condition of Executive’s employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Attachment A.
12.Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of Section 9(a) (the “Covenant”) would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of a breach of the Covenant, in addition to any remedies at law, the Company, without posting any bond, to the maximum extent permitted by applicable law, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and, in the case of either a breach or a threatened breach of the Covenant seek equitable relief before a court of competent jurisdiction, in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available. Company acknowledges and agrees that Executive’s remedies at law for a breach or threatened breach of Section 9(b) would be inadequate and Executive would suffer irreparable damages as a result of such breach or threatened breach. Accordingly, Company agrees that Executive shall be entitled to, in addition to any legal remedies available, seek equitable relief before a court of competent jurisdiction, in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available without posting bond or proving actual damages.
13.Conflicts of Interest. Executive agrees that for the duration of this Agreement and Executive’s employment with the Company, he will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) which might adversely affect Company or its affiliates, including ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which Company does business or accepting any payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which Company does business, and that Executive will promptly inform the Chair of the Board as to each offer received by Executive to engage in any such activity. Executive further agrees to disclose to Chair of the Board any other facts of which Executive becomes aware which might involve or give rise to a Conflict of Interest or potential Conflict of Interest.

14.Reserved.
15.Miscellaneous.
(a)Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement and is signing the Agreement voluntarily and with full knowledge of its significance; (ii) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that would interfere with the performance of his duties hereunder; and (iv) Executive shall not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of his duties hereunder, except with valid written consent of such other person or party. Executive has carefully read and considered all provisions of these Agreements and acknowledges that this is an important legal document that sets forth restrictions on Executive’s conduct as a condition of employment with the Company.
(b)Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by either Party of any breach of the other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(c)Successors and Assigns.
(i)This Agreement is personal to Executive and shall not be assignable by Executive but shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.
(ii)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 15(d)(iii) below, shall not be assignable by the Company without the prior written consent of Executive (which shall not be unreasonably withheld).
(iii)The Agreement shall be assignable by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined in this Agreement and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.
(d)Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via email to the respective email addresses, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by email shall be deemed given at the time such email is sent; and (iii) notices sent by registered mail shall be deemed given two (2) days after the date of deposit in the mail.
If to Executive, to such address as shall most currently appear on the records of the Company.
If to the Company, to:
Life360, Inc.
539 Bryant, Suite 400
San Francisco, California 94107
Attention: Chief Executive Officer
(e)GOVERNING LAW; CONSENT TO JURISDICTION; JURY TRIAL WAIVER. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE LAW OF THE STATE OF CALIFORNIA (EXCEPT TO THE EXTENT SUPERSEDED BY THE LAWS OF THE UNITED STATES) WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT. ANY ACTION TO ENFORCE THIS AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO JURISDICTION IN SAN FRANCISCO COUNTY, CALIFORNIA. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT PROCEEDING IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.
(f)Compliance with Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company be liable for interest and additional tax that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A.
(g)Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(h)Advice of Counsel and Construction. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each Party.
(i)Entire Agreement. This Agreement, all Exhibits attached hereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties as of the Effective Date and supersedes all previous agreements and understandings between the Parties with respect to the subject matter hereof, including, but not limited to, the employment agreement previously entered into between you and the Company.
(j)Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable laws or regulations.
(k)Section Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(l)Cooperation. During the Term and at any time thereafter, Executive agrees to cooperate, at Company’s expense, (i) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company; and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.
(m)Survival. Sections 7 through 12, inclusive, and Sections 15(b)-(o), inclusive, shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Term or of Executive’s employment with the Company.
(n)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(o)Recoupment/Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the

Company or any of its affiliates, which may be subject to recovery under any law, government regulation, company policy or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, company policy or stock exchange listing requirement to the extent reasonably required by any such law, government regulation, company policy or stock exchange listing requirement, as determined by the Board in its sole and absolute discretion. For purposes of this Section 15(o), a “company policy” means any written company policy adopted by the Company that is made available to the Company’s executive officers through electronic or any other means.
[Remainder of page intentionally left blank – signatures appear on the following page]

The Parties have executed this Agreement as of the date first above written.
Company
Life360, Inc.
By: /s/ Christopher Hulls
Name:    Christopher Hulls
Title:    Chief Executive Officer
Executive
By: /s/ Russell Burke
Russell Burke

EXHIBIT A

DEFINED TERMS
1.“Accrued Obligations” shall mean, at any point in time and except as expressly provided herein, any amounts to which the Executive is entitled to payment but have not yet been paid to Executive including, but not limited to, each of the following (but only to the extent such amounts are vested, earned or accrued, and due and payable at the time of payment): Base Salary and any other wages, payments, retention bonuses, entitlements or benefits vested, earned or accrued, and due and payable, but unpaid under applicable benefit and compensation plans, programs and other arrangements with the Company.
2.“Affiliate” of a Person shall mean any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.
3.“Board” shall mean the Company’s board of directors.
4.“Cause” shall mean the occurrence of one or more of the following: (i) Executive’s malfeasance, willful, or gross misconduct, or willful dishonesty that materially harms the Company or its stockholders; (ii) Executive’s conviction of a crime that is materially detrimental to the Company or its stockholders; (iii) Executive’s conviction of, or entry of a plea nolo contendere to a crime that materially damages the Company’s financial condition or reputation or to a crime involving fraud; (iv) Executive’s material violation of the Company’s Code of Ethics, including breach of duty of loyalty in connection with the Company’s business; (v) Executive’s willful failure to perform duties under this Agreement, after notice by the Board and an opportunity to cure; (vi) Executive’s failure to reasonably cooperate with, or Executive’s impedance or interference with, an investigation authorized by the Board; (vii) Executive’s failure to follow a legal and proper Board directive, after notice by the Board and a thirty (30) day opportunity to cure; or (viii) Executive’s willful misconduct or gross negligence pursuant to the Sarbanes-Oxley Act, if and to the extent such conduct triggers a restatement of the Company’s financial results.
5.“Code” shall mean the Internal Revenue Code of 1986, as amended.
6.“Disability” means Executive has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Whether Executive is Disabled shall be determined by a qualified medical provider selected by the Company. Alternatively, Executive will be deemed Disabled if determined to be totally disabled by the Social Security Administration. Termination of employment resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company to Executive of Company’s intention to terminate Executive’s employment due to Disability. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before his or her termination becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked. In conjunction with determining Disability for purposes of this Agreement, Executive
Exhibit A

hereby (i) consents to any such examinations, to be performed by a qualified medical provider selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld), which are relevant to a determination of whether Executive has incurred a Disability; and (ii) agrees to furnish to the qualified medical provider selected by the Company such medical information as may be reasonably requested.
7.“Good Reason” shall mean Executive’s resignation due to the occurrence of any of the following conditions which occurs without Executive’s written consent, provided that the requirements regarding advance notice and an opportunity to cure set forth below are satisfied: (i) a material reduction of Executive’s duties, authority, responsibilities or reporting relationship, relative to Executive’s duties, authority, responsibilities or reporting relationship as in effect immediately prior to such reduction, provided, that neither a mere change in title alone nor reassignment to a position with substantially similar duties, authority, responsibilities or reporting relationship of a subsidiary, division or a business integrated within the business of an acquirer (or the Company, if the Company is the surviving entity in a Change of Control) will be deemed to be a material reduction of Executive’s duties, authority, responsibilities or reporting relationship; or (ii) the Company (or any successor thereto) requires Executive to relocate to a facility or location that increases Executive’s one-way commute by more than 35 miles from the location at which Executive were working immediately prior to the required relocation. In order for Executive to resign for Good Reason, Executive must provide written notice to the Company of the existence of the Good Reason condition within 30 days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have 30 days during which it may remedy the Good Reason condition and not be required to provide for the vesting acceleration described herein as a result of such proposed resignation. If the Good Reason condition is not remedied within such 30-day period, Executive may resign based on the Good Reason condition specified in the notice effective no later than 30 days following the expiration of the Company’s 30-day cure period.
8.“Section 409A” shall mean Code section 409A together with all regulation and regulatory guidance promulgated thereunder, as amended from time to time.

Exhibit

ATTACHMENT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT